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                                                                      EXHIBIT 11

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
               (DOLLARS IN MILLIONS, EXCEPT IN PER SHARE AMOUNTS)

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                                                       1996    1995     1994
                                                      ------- -------  -------
PRIMARY EARNINGS PER SHARE
Earnings:
  Income before extraordinary charges................ $ 1,505 $ 1,064  $   929
  Extraordinary charges on extinguishments of debt,
   net of income tax benefits........................       -    (103)    (115)
                                                      ------- -------  -------
    Net income....................................... $ 1,505 $   961  $   814
                                                      ======= =======  =======
Shares used in the computation (in thousands):
  Weighted average common shares outstanding......... 671,034 665,407  634,837
  Dilutive effect of common stock equivalents........   6,852   7,664    9,106
                                                      ------- -------  -------
    Shares used in computing earnings per share...... 677,886 673,071  643,943
                                                      ======= =======  =======
Primary earnings per share:
  Income before extraordinary charges................ $  2.22 $  1.58  $  1.44
  Extraordinary charges on extinguishments of debt...       -    (.15)    (.18)
                                                      ------- -------  -------
    Net income....................................... $  2.22 $  1.43    $1.26
                                                      ======= =======  =======
FULLY DILUTED EARNINGS PER SHARE
Earnings:
  Income before extraordinary charges................ $ 1,505 $ 1,064  $   929
  Interest add-back on convertible securities, net of
   income taxes......................................       -       -        2
                                                      ------- -------  -------
  Adjusted income before extraordinary charges
   applicable to common stock........................   1,505   1,064      931
  Extraordinary charges on extinguishments of debt,
   net of income tax benefits........................       -    (103)    (115)
                                                      ------- -------  -------
    Net income....................................... $ 1,505 $   961  $   816
                                                      ======= =======  =======
Shares used in the computation (in thousands):
  Weighted average common shares outstanding......... 671,034 665,407  634,837
  Dilutive effect of common stock equivalents and
   other dilutive securities.........................   7,275   8,132   11,266
                                                      ------- -------  -------
    Shares used in computing earnings per share...... 678,309 673,539  646,103
                                                      ======= =======  =======
Fully diluted earnings per share:
  Income before extraordinary charges................ $  2.22 $  1.58  $  1.44
  Extraordinary charges on extinguishments of debt...       -    (.15)    (.18)
                                                      ------- -------  -------
    Net income....................................... $  2.22 $  1.43  $  1.26
                                                      ======= =======  =======
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